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                                                                    Exhibit 10.9


                            TAX ALLOCATION AGREEMENT

         AGREEMENT made as of January 1, 2000, between UCAR International Inc., a Delaware corporation ("UCAR"), and UCAR Graph-Tech Inc., a Delaware corporation ("Graph-Tech").

         WHEREAS, UCAR's subsidiary, UCAR Carbon Company Inc. owns all of the issued and outstanding shares of voting common stock of Graph-Tech; Graph-Tech has is a member of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code ("Code") of which UCAR is the common parent corporation (the "Group"); and UCAR proposes to include Graph-Tech in filing a consolidated federal income tax return for the calendar years 1999 and thereafter; and,

         WHEREAS, UCAR and Graph-Tech wish to provide for allocating a portion of the consolidated tax liability of the Group to Graph-Tech and for the payment by Graph-Tech to UCAR of such allocated tax liability;

         NOW, THEREFORE, UCAR and Graph-Tech agree as follows:

         1. Consolidated Return Election. Graph-Tech (and any subsidiary of Graph-Tech that is eligible to be included in such a return) will join in the filing of a consolidated federal income tax return for the calendar year 1999 and for any subsequent taxable period for which the Group is required or permitted to file such a return. Graph-Tech, on its own behalf and on behalf of any eligible subsidiary, agrees to file such consents, elections and other documents and take such other action as may be necessary or appropriate to carry out the purpose of this Section. UCAR also agrees to take such action as may be necessary or appropriate to carry out the purpose of this Section. Any

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period for which Graph-Tech and its eligible subsidiary is included in a consolidated federal income tax return filed by UCAR shall be referred to in this Agreement as a "Graph-Tech Consolidated Return Year."

         2. Graph-Tech Liability to UCAR. UCAR shall be responsible for making determinations with respect to the Group's consolidated federal income tax liability (including liability for estimated tax payments) and for preparing and filing the returns. Following the end of each Graph-Tech Consolidated Return Year, UCAR will invoice Graph-Tech and any eligible subsidiary for their respective tax liability. Graph-Tech and its eligible subsidiary shall promptly pay to UCAR the amount (if any) of federal income taxes for which Graph-Tech and its eligible subsidiary are liable for that year. Graph Tech's and its' subsidiaries tax liability shall be computed as an amount equal to Graph-Tech's or the subsidiary's current liability for federal income taxes set out in its financial statements.

         3. Interim Estimated Payments. During any Graph-Tech Consolidated Return Year, Graph-Tech and its eligible subsidiary shall pay to UCAR such amounts as UCAR may request so as to reimburse UCAR for that portion of any estimated federal income tax payments made by UCAR for such Year which are attributable to the inclusion of Graph-Tech or any subsidiary of the Group. Graph-Tech and/or its subsidiary as the case may be shall make the foregoing payments promptly after receiving a request for payment from UCAR. Any amounts so paid by UCAR or its subsidiary in any such Year shall be applied against the final amount payable to UCAR for such year pursuant to Section 2 above. If the aggregate payments made by Graph-Tech or its subsidiary for any such Year pursuant to Section 2 exceed the amount of their final liability for such Year as determined pursuant to Section 2, such excess shall be refunded by UCAR promptly after UCAR files the final consolidated federal income tax return for such Year.

         4. Indemnity. UCAR agrees to indemnify and hold Graph-Tech and its subsidiary harmless from and against any claims of liability for federal income tax for any UCAR Consolidated Return Year up to the amount of any payments made by Graph-Tech or its subsidiary to UCAR

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under this Agreement and for any interest on or penalties with respect to, any such year.

         5. Other Taxes. If UCAR or a member of the Group other than Graph-Tech or its subsidiary files, or is required to file, combined or consolidated state, local or foreign income or franchise tax returns which include Graph-Tech or its subsidiary, the provisions of this Agreement shall apply to such returns.

         6. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of, the parties and their affiliates and their respective successors, legal representatives and assigns. Except as expressly provided herein, nothing herein shall create or be deemed to create a third party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either party (by operation of law or otherwise) without the prior written consent of the other party, and any such purported assignment without such consent shall be null and void and of no effect.

         7. Governing Law. This Agreement shall be governed by and construed in all respects under the law of the State of Delaware, without reference to its conflict of laws rules or principles.

         8. Standards. UCAR shall perform its responsibilities hereunder with reasonable care and diligence.

         IN WITNESS WHEREOF, UCAR and Graph-Tech have executed this Agreement by authorized officers thereof as of the date first above written.

                                          UCAR International Inc.

                                          By:  /s/ Karen G. Narwold, V.P.

                                          UCAR Graph-Tech Inc.

                                          By:  /s/ John J. Wetula, President